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                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
           For the Three and Six Months Ended June 30, 2000 and 1999
                 (Amounts in thousands, except per share data)

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
                                                        Three Months Ended                Six Months Ended
                                                              June 30,                        June 30,
                                                     -------------------------       -------------------------
                                                         2000             1999          2000              1999
                                                     --------          -------       -------           -------

Basic - assumes no dilution:

Net income (loss) for the period                     $  9,682          $10,422       $22,408           $27,473
                                                     --------          -------       -------           -------

Weighted average number of common
    shares outstanding during the period               40,913           41,131        41,034            41,467
                                                     --------          -------       -------           -------

Net income (loss) per share - basic                  $   0.24          $  0.25       $  0.55           $  0.66
                                                     ========          =======       =======           =======



Diluted - assumes full dilution:

Net income (loss) for the period                     $  9,682          $10,422       $22,408           $27,473
                                                     --------          -------       -------           -------

Weighted average number of common
    shares outstanding during the period               40,913           41,131        41,034            41,467
Weighted average number of common
    equivalent shares to reflect the dilutive
    effect of common stock equivalent securities:
       Stock options                                       67              365            79               362
       Common stock units related to Deferred
          Equity Compensation Plan for Directors           97               65            97                65
       Common stock units related to Deferred
          Compensation Plan for Employees                   8                6             8                 6
       Warrants                                             -               96             -                96
                                                     --------          -------       -------           -------
Total common and common equivalent
    shares adjusted to calculate diluted
    earnings per share                                 41,085           41,663        41,218            41,996
                                                     --------          -------       -------           -------

Net income (loss) per share - diluted                $   0.23          $  0.25       $  0.54           $  0.65
                                                     ========          =======       =======           =======



Percentage of dilution compared
    to basic net income (loss) per share                  4.2%             0.0%          1.8%              1.5%
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